Exhibit 99.2

Outlook
"We believe the manufacturing recession in North America is beginning to bottom out," C.E.O. Ron Brown said. "We are encouraged that, even though most markets remain depressed, the rate of decline has slowed considerably and several leading indicators have turned positive. On the other hand, we are concerned about further softening in Europe.

"Clearly, 2002 will be a challenging year. While we expect to show sequential quarter-to-quarter improvement, we anticipate continued operating losses in the first half. Looking further ahead, it's important to realize that even if the North American economy begins to recover in mid year, many of Milacron's businesses, especially plastics machinery, would probably not see significant increases in demand until 2003. So, for 2002 as a whole, assuming some gradual improvement in economic conditions, combined with the successful execution of our cost-cutting and restructuring plans, we believe we can return to profitability in the second half and break even for the year, excluding nonrecurring charges," Brown said.

"I'm proud of the progress we're making in improving our competitive position in a very difficult environment. Through Six Sigma and lean manufacturing training and initiatives, we are accelerating the investment in our employees to develop the best talent in the industries we serve. And we will continue to create new products and services to better serve our customers. With these actions and our focus to drive cash through better working capital management, we feel confident that we can enhance shareholder value over the long term," he said.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

Estimates and Projections for Financial Modeling

Updated: February 12, 2002

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

(In millions)	Quarter Ended	Year Ended

	Mar. 31, 2002	Dec. 31, 2002

Projected Profit & Loss Items
Sales	$270-290	$1,190-1,245
Plastics technologies	135-145	610-640
Metalworking technologies	135-145	580-605
Segment earnings
Plastics technologies	(1.5)-1	26-32
Metalworking technologies	(1.5)-1	29-35
Corporate and unallocated expenses (1)	5-6	22-23
Restructure charge before-tax	6-7	6-9
Interest expense	10-11	40-44
Tax credit
Related to operations	(6)-(7)	(2)-(5)
Related to restructuring costs	(2)-(3)	(2)-(4)
After-tax minority interest	0-1	2-3
Average diluted shares outstanding	33.5	33.7

Projected Cash Flow & Balance Sheet Items
Depreciation	12-13	48-52
Working capital - increase (decrease) (2)	3-5	(10)-(20)
Capital expenditures	6-7	36-38
Cash restructuring	14-15	20-25
Total debt - net of cash	515-535	470-510
Debt-to-capital ratio (3)	58-60%	54-57%

Comments & Explanations

Note: Projections above assume current foreign exchange rates and no acquisitions, divestitures or further stock repurchase.

1	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
2	Working Capital = (inventory + receivables - trade payables - advance billings)
3	Debt-to-capital ratio Excludes any effect from the write-down of goodwill.